92% Survival Rate in Stage I Non-Small Cell Lung Cancer Patients at One Year Reported Using Rita Medical Systems Products
June 08, 2004 08:55:00 AM ET

14 Patients Treated With Percutaneous Radiofrequency Ablation as Sole Anti-Cancer Treatment in International Multicenter Prospective Trial

RITA Medical Systems, Inc. RITA today announced that early results from an international multicenter prospective clinical trial show a 92% survival rate in stage I non-small cell lung cancer (NSCLC) patients treated with RITA radiofrequency ablation (RFA) as the sole anti-cancer treatment. Riccardo Lencioni, M.D., Professor of Diagnostic and Interventional Radiology at the University of Pisa in Italy, presented the results of the prospective trial at the American Society of Clinical Oncology (ASCO) annual meeting, June 5, 2004, in a paper titled, Percutaneous Radiofrequency Ablation of Stage I Non-Small Cell Lung Cancer: A Prospective Multicenter Clinical Trial.

Dr. Riccardo Lencioni stated, "At last year's ASCO meeting we presented our research conclusions that RFA is a safe and effective means to destroy non-small cell lung tumors. At the 2004 ASCO meeting we are pleased to have presented the first survival statistics for these patients using RFA as the sole anti-cancer treatment." Dr. Lencioni continued, "While these results are preliminary, having been drawn from a small series over a limited period, we believe the procedure has promise to play an increasing role in treating this patient population."

The presentation focused on patients with primary NSCLC originating in the lungs that had not progressed to local lymph nodes. The trial included fourteen patients with stage I biopsy proven NSCLC lesions ranging in size from 1.0 to 3.0 cm. All patients were considered unfit for surgery and radiation therapy due to co-morbidity or reduced pulmonary function. Researchers were able to successfully perform RITA RFA in a single treatment session in 100% of the patients. Two patients with local tumor progression required re-treatment. Cancer specific survival at one year in all patients was 92.3%, and overall survival at one year was 80.8% including death from causes other than tumor progression.

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems, stated, "Clinical research with RITA RFA continues to report impressive survival results. Liver, kidney and now lung cancer studies have shown this minimally invasive procedure for patients who have no surgical option can deliver survival benefits." Mr. DeVivo continued, "The company continues to pursue regulatory clearances and educational opportunities for these applications as the role of RITA RFA expands in the care of non-surgical candidate patients."

The company estimates that there are more than 5 million cases of lung cancer diagnosed worldwide each year and that only 30%* of these patients are suitable candidates for surgical resection. The American Cancer Society "2003 Cancer Facts and Figures" report identifies lung cancer as the leading cause of cancer death in both men and women in the United States, and the second most common cancer diagnosed in men and women, behind prostate cancer and breast cancer respectively.
* McGarry RC, Song G, desRosiers P, Timmerman R (2002) Observation only management of early stage medically inoperable lung cancer, Chest 121:1155-1158

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company's current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold nearly 60,000 of its disposable devices throughout the world.

The statements in this news release related to results of studies, its expectations regarding doctors' adoption of the technology, the success of the Company's attempts to obtain regulatory approval and its expectations regarding the extension of its technology to applications beyond liver cancer and metastatic bone cancer are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

Contact Information: RITA Medical Systems, Inc. Don Stewart/Stephen Pedroff, 650-314-3400 dstewart@ritamed.com/spedroff@ritamed.com or Allen & Caron Inc. Jill Bertotti (investors), 949-474-4300 jill@allencaron.com or SurfMedia Communications Juliana Minsky (media), 805-962-3700 jm@surfmedia.com